Change in Independent Registered Public Accounting Firm

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of the Fund. The Audit Committee of the Board approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s investment management group.

The reports of BBD on the financial statements of the Fund as of and for the fiscal years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the years ended December 31, 2022 and December 31, 2021, and during the subsequent interim period through March 13, 2023: (i) there were no disagreements between the Fund and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

On April 27, 2023, the Audit Committee of the Board also recommended and approved the appointment of Cohen as the Fund’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

During the fiscal years ended December 31, 2022 and December 31, 2021, and during the subsequent interim period through March 13, 2023, neither the Fund, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a) (1)(v) of Regulation S-K.

July 28, 2023

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Sound Shore Fund, Inc.
File no.
811-04244

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of
Sound Shore Fund, Inc.
, dated July 28, 2023, and agree with the statements concerning our Firm contained therein.
Very truly yours,

BBD, LLP